Exhibit 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	don.washington@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the
First Quarter of 2014

•	Sales of $287.2 million were approximately the same as the first quarter of 2013 as increases in Sealing Products sales were offset by lower engine-related parts and service revenue.

•	Segment profit margins were 10.1% compared to 11.1% in the first quarter of 2013 primarily due to a less profitable mix and higher SG&A spending.

•
EPS of $0.05 in the first quarter compares to $0.39 in the first quarter of 2013; in addition to reduced operating profit, a non-cash loss on the exchange of a portion of the company’s convertible debentures contributed to the decrease.

•	EnPro’s adjusted net income in the first quarter was $9.8 million, or $0.39 a share compared to $0.56 a year ago.

•	GST reported operating margins of 22.3% and adjusted net income of $8.2 million in the quarter on sales of $52.8 million.

CHARLOTTE, N.C., May 1, 2014 -- EnPro Industries (NYSE: NPO) today reported sales of $287.2 million in the first quarter of 2014, compared to $286.9 million in the first quarter of 2013. After adjusting for foreign exchange and two small acquisitions completed in March 2014, sales declined about 1% from the prior year’s first quarter. An $8.4 million increase in Sealing Products segment sales was offset by a decline of $8.3 million in the Power Systems segment (formerly the Engine Products and Services segment).

Segment profit in the first quarter of 2014 was $29.1 million compared to $31.9 million in the first quarter of 2013, and the segment profit margin was 10.1% compared to 11.1% a year ago. Gross profit and gross profit margin benefited from better pricing and cost improvements, but these factors were more than offset by higher selling, general and administrative expense largely related to IT projects and various other project activities.

The company reported net income of $1.3 million, or $0.05 a share, in the first quarter of 2014 compared to net income of $8.6 million, or $0.39 a share, in the first quarter of 2013. Net income in the first quarter of 2014 reflects an effective tax rate of 45.7%. The rate in the quarter primarily reflects a write down related to a state deferred tax asset that had been set up under a higher rate. The company expects the tax rate for the full year of 2014 to be in a range between 31% and 35%.

Before selected items, including interest due to Garlock Sealing Technologies LLC (GST), a deconsolidated subsidiary, and a non-cash loss of $2.3 million after tax on exchange of debt, the company’s net income was $9.8 million, or $0.39 a share, in the first quarter of 2014, compared to $12.5 million or $0.56 a share, in the first quarter of 2013.

A table attached to this press release shows the effect of selected items on net income and earnings per share in the first quarters of 2014 and 2013. All per share amounts in this release are stated on a diluted basis.

The company’s diluted share count in the first quarter of 2014 increased by 2.8 million shares from the same period a year ago. The higher diluted share count primarily reflects the effect of a higher price for the company’s common stock on the number of shares the company would be required to deliver in connection with its convertible debentures.

Late in the first quarter, the company exchanged $56.1 million in aggregate principal amount of the debentures for 1.7 million shares of the company’s common stock, plus cash payments for accrued and unpaid interest. This transaction reduced the aggregate principal amount of the convertible debentures outstanding to $116.4 million and reduced future cash interest payments associated with the debentures by $3.5 million. The company recognized a non-cash, after-tax loss of $2.3 million ($3.6 million before tax) on the exchange of the debentures, which were trading at a substantial premium.

Earnings before interest, income taxes, depreciation and amortization and other selected items (adjusted EBITDA) were $32.2 million in the first quarter of 2014, or 11.2% of sales, compared to adjusted EBITDA of $36.2 million, or 12.6% of sales, in the first quarter of 2013.

GST and its subsidiaries, which were deconsolidated effective June 5, 2010, when they entered a process to reach a permanent resolution of all current and future asbestos claims, reported third party sales of $52.8 million in the first quarter of 2014, compared to $56.5 million in the first quarter of 2013. GST’s adjusted net income, which excludes intercompany interest payments and asbestos-related expense, was $8.2 million in the first quarter of 2014 compared to $8.6 million in the first quarter of 2013.

Sealing Products Segment

($ Millions)	Quarter Ended		Change
	3/31/2014	3/31/2013
Sales	$155.0	$146.6	6%
EBITDA	$24.7	$29.1	-15%
EBITDA Margin	15.9%	19.8%
Segment Profit	$17.1	$21.3	-20%
Segment Margin	11.0%	14.5%

Sales in the Sealing Products segment increased 6% from the first quarter of 2013 primarily due to stronger volumes across several markets and geographies. Favorable impacts from foreign exchange and two small acquisitions contributed two points of the increase. Demand from the segment’s semiconductor, aerospace and nuclear power generation markets improved compared to the low levels experienced in the first quarter of 2013. Demand was also higher for products sold into the heavy-duty truck market. Partially offsetting the gains in segment sales was softer demand from project-related activity in oil and gas markets.

The segment’s profits benefited from price increases, but higher sales into original equipment markets created a lower margin product mix, which combined with increases in research and development and selling and administrative expenses, to reduce segment profits compared to the first quarter of 2013.

Engineered Products Segment

($ Millions)	Quarter Ended		Change
	3/31/2014	3/31/2013
Sales	$91.8	$91.8	0%
EBITDA	$14.3	$11.3	27%
EBITDA Margin	15.6%	12.3%
Segment Profit	$8.7	$5.8	50%
Segment Margin	9.5%	6.3%

Excluding foreign exchange, first quarter 2014 sales in the Engineered Products segment were about 1% below the first quarter of 2013. Sales at GGB increased as demand in European and U.S. automotive and general industrial markets improved. The improvement at GGB was offset at CPI where North American refining and natural gas markets remained weak for most of the quarter.

Segment profits increased 50% over the first quarter of 2013. Price improvements and lower manufacturing costs more than offset the effect of unfavorable volume and mix on segment profit. Segment profits in the first quarter of 2013 were reduced by restructuring costs of $0.8 million; restructuring was immaterial to segment profit in the first quarter of 2014.

Power Systems Segment

($ Millions)	Quarter Ended		Change
	3/31/2014	3/31/2013
Sales	$41.1	$49.4	-17%
EBITDA	$4.2	$5.6	-25%
EBITDA Margin	10.2%	11.3%
Segment Profit	$3.3	$4.8	-31%
Segment Margin	8.0%	9.7%

The Engine Products and Services segment has been renamed the Power Systems segment to more accurately reflect the segment’s products as the principal components of systems that generate electrical power and other types of energy. Sales in the segment declined by 17% from the first quarter of 2013, primarily because of lower sales of environmental upgrade packages and aftermarket parts and service. Percentage of completion (POC) revenue on new engines was slightly higher than the first quarter of 2013; however, revenues for spare parts associated with the POC engines were lower.

Segment profits and margins declined due to lower sales volumes, a less profitable product mix as aftermarket sales declined, and increased investment in the development of new engine technology.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change
	3/31/2014	3/31/2013
Third Party Sales	$52.8	$56.5	-7%
EBITDA-A	$13.5	$14.2	-5%
EBITDA-A Margin	25.6%	25.1%
Operating Profit	$11.8	$12.7	-7%
Operating Profit Margin	22.3%	22.5%
Adjusted Net Income	$8.2	$8.6	-5%

Third party sales at the deconsolidated operations of GST and its subsidiaries were down from the first quarter of 2013 reflecting lower sales in the United States as well as Asia and Canada. Foreign exchange negatively impacted sales by two points. Profit margins were 22.3% compared to 22.5% in the first quarter of 2013. GST’s adjusted net income, which excludes intercompany interest income and expense associated with its asbestos claims resolution process, was $8.2 million. Asbestos-related expense at GST was $3.2 million in the quarter compared with $11.0 million in the first quarter of 2013. First quarter 2013 asbestos-related expenses reflected a high level of activity in preparation for GST’s asbestos liability estimation trial, which began in July of last year.

Cash Flows
EnPro’s cash balance stood at $59.8 million at March 31, 2014. For the first three months of the year, operating activities used cash of $25.0 million compared to $17.8 million in the first three months of 2013. Cash used in investing activities, which mainly includes capital expenditures and acquisitions, was $11.3 million compared to $15.4 million in the first quarter of 2013.

GST finished the first three months of 2014 with cash and investments totaling $181.2 million dollars, compared with $177.8 million at the end of 2013.

Outlook
"Our first quarter results benefited from continued improvement in European automotive and industrial markets. In North America, markets improved in March as the demand increased after an uncommonly cold January and February,” said Steve Macadam, president and chief executive officer. “Based on recent economic forecasts and our expectations for a seasonal uptick in the second quarter, we are optimistic that the improvement we saw in March will continue through the second quarter. Compared to the second quarter of 2013, profit margins should benefit from higher volumes and efficiency improvements but our product mix is likely to reflect higher sales to original equipment markets, where our profit margins tend to be lower. Segment profits in the second quarter are likely to be in line with those reported in the second quarter of 2013.

Longer term, we expect moderate improvements in market conditions,” Macadam continued. “In North America, we believe modest levels of growth are likely in most of our markets during 2014. In Europe, we anticipate improved economic conditions will produce low but stable rates of growth compared to last year. We continue to seek growth within the markets we serve and invest in product development and people to capitalize on strategic opportunities.”

Conference Call and Webcast Information
EnPro will hold a conference call today, May 1, at 10:00 a.m. Eastern Time to discuss first quarter 2014 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 30750120. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies LLC
Results for the first quarters 2014 and 2013 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDA-A, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for first quarters of 2014 and 2013 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2013, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

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